Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archcapgroup.com
PRESS RELEASE

ARCH CAPITAL GROUP LTD. ANNOUNCES UPDATED CATASTROPHE LOSS ESTIMATES

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Estimated pre-tax net catastrophe losses of $205 million to $225 million across the property casualty insurance and reinsurance segments in the 2020 second quarter, including $170 million to $180 million for exposure to COVID-19 global pandemic claims.

•	This loss estimate is in addition to the $87 million estimate disclosed in the Company’s Quarterly Report on Form 10-Q for the 2020 first quarter.

•	The loss estimate does not include any potential losses from the mortgage insurance segment. The Company will report on the mortgage segment results when it releases its 2020 second quarter results.

PEMBROKE, BERMUDA, July 14, 2020 -Arch Capital Group Ltd. [NASDAQ: ACGL; “the Company”] has established a range of pre-tax catastrophe losses of $205 million to $225 million in the 2020 second quarter across its property casualty insurance and reinsurance segments, net of reinsurance recoveries and reinstatement premiums. Included in these estimates is a range of estimates for exposure to COVID-19 global pandemic claims of $170 million to $180 million, and a range of estimates of $35 million to $45 million for losses related to civil unrest claims across the U.S. and other 2020 second quarter catastrophic events.
For clarity, the range of estimates above for exposure related to the global pandemic is in addition to the $87 million estimate previously disclosed by the Company in its Quarterly Report on Form 10-Q for the 2020 first quarter.
The range of estimates above is for the Company’s insurance and reinsurance segments only. The COVID-19 pandemic leads to direct and indirect impacts on the Company’s businesses, most notably observed in the Company’s mortgage segment in the form of elevated delinquency rates and potentially higher loss experience. For U.S. primary mortgage insurance, loss reserving under GAAP is based on reported delinquency rates. Segregating estimated losses due to the pandemic from overall mortgage segment estimated losses would require knowledge of the number of delinquencies specifically attributable to COVID-19. As this exercise cannot be performed accurately, the Company will not report COVID-19 provisions separately from overall mortgage insurance loss provisions. The Company will report on the mortgage segment results when it releases 2020 second quarter results, which is currently scheduled for July 29th after markets close.
At this time, there are significant uncertainties surrounding the ultimate number of claims and scope of damage resulting from the pandemic. The Company’s estimates across its insurance and reinsurance segments are based on currently available information derived from modeling techniques, including preliminary claims information obtained from the Company’s clients and brokers, a review of relevant in-force contracts with potential exposure to the pandemic and estimates of reinsurance recoverables. These estimates include losses only related to claims incurred as of June 30, 2020. Actual losses from these events may vary materially from the estimates due to several factors, including the inherent uncertainties in making such determinations and the evolving nature of this pandemic. The loss estimates exclude the impact of the pandemic on the operating results of Watford Holdings Ltd. (“Watford”). Pursuant to GAAP, the Company consolidates the results of Watford in its financial statements, although it only owns approximately 13% of Watford’s outstanding common equity.

About Arch Capital Group Ltd.

Arch Capital Group Ltd., a Bermuda-based company with approximately $13.1 billion in capital at March 31, 2020, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward–looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward–looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward–looking statements.
Forward–looking statements can generally be identified by the use of forward–looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward–looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; the Company’s ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage the Company’s gross and net exposures; the failure of others to meet their obligations to the Company; changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR and other factors identified in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”).
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward–looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The Company undertakes no obligation to publicly update or revise any forward–looking statement, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures as defined by Regulation G of the rules of the SEC. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide users of its financial information meaningful and useful insight in evaluating the performance of the Company. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, the comparable GAAP measures. Please refer to the Company’s Form 10-K filed with the SEC for further discussion of non-GAAP measures.
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Contact:    Arch Capital Group Ltd.
François Morin
(441) 278-9250

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